259 Putnam Asset Allocation Funds Balanced Portfolio attachment
3/31/06 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended March 31, 2006, Putnam Management has
assumed $8,902 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	14,509
Class B	3,132
Class C	1,010

72DD2 (000s omitted)

Class M	354
Class R	16
Class Y	2,404

73A1

Class A	0.145
Class B	0.103
Class C	0.105

73A2

Class M	0.118
Class R	0.131
Class Y	0.159

74U1 (000s omitted)

Class A	102,881
Class B	29,362
Class C	10,142

74U2 (000s omitted)

Class M	3,031
Class R	126
Class Y	14,971

74V1

Class A	11.55
Class B	11.47
Class C	11.36

74V2

Class M	11.53
Class R	11.49
Class Y	11.56




Additional Information About Errors and Omissions Policy--Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.